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                                                                   EXHIBIT 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 of Wyndham International, Inc., to be filed with the Securities and Exchange Commission on or about August 27, 1999, of our reports (i) dated December 12, 1997, on our audit of financial statements of Sheraton City Centre as of and for the year ended December 31, 1996, included in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated January 5, 1998; (ii) dated December 12, 1997 on our audit of the Statement of Direct Revenue and Direct Operating Expenses of Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Current Report on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated January 5, 1998 and (iii) dated February 12, 1998, on our audit of the consolidated financial statements of Wyndham Hotel Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in the Current Report of Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated April 20, 1998.

                                          /s/ Pricewaterhousecoopers LLP

Dallas, Texas
August 27, 1999